ARTHUR ANDERSEN


March 14, 2000
                                                      Arthur Andersen LLP
Office of Chief Accountant                            425 Walnut Street
Securities and Exchange Commission                    Cincinnati OH 45202-3912
450 Fifth Street, N.W.
Washington, D.C.  20549                               Tel 513 381 6900


Dear Sir/Madam:

We have read the second paragraph of Proposal 3 included in the proxy statement dated March 14, 2000 of Countrywide Investment Trust to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

CJC

Copy to:
Ms. Tina D. Hosking, Secretary